EXHIBIT 99.1
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                                           For further information contact:
                                           Raymond Martino
                                           President and Chief Executive Officer
                                           or
                                           Henry Botticello
                                           Chief Financial Officer
                                           (978) 343-3731
                                           www.simonds.cc

NEWS RELEASE

FITCHBURG, Mass - December 14, 2001 - Simonds Industries Inc. announced today that it has retained the firm of Credit Suisse First Boston in order to examine alternative transactions to strengthen it's balance sheet. The Company anticipates that there will be no noticeable impact on company operations as a result of any alternative financing transactions. The Company's CEO, Ray Martino, expressed confidence that the long term prospects for growth in revenue and profits would be enhanced by a new capital structure.

MARKET OUTLOOK
--------------

WOOD MARKET - The wood market took a significant turn for the worse in the fourth quarter and sales rates are 35% to 45% off of what they were in early 2000 and 20% off the third quarter of 2001.

The markets are depressed due to several factors. First, uncertainty in the economy and a sharp slowdown in the North American manufacturing industry, as well as a softening in furniture production and home building have cutback demand. Secondly, the lack of a trade agreement between the US and Canada on softwood lumber since April and the resulting duties and dumping charges imposed on Canadian imports has dramatically reduced Canadian lumber production in Q4. Third, depressed lumber prices and high stumpage costs are squeezing producer margins into negative territory and causing closures, shutdowns, and maintenance only production levels at many mills.

In addition, structural changes in the industry have depressed production. The strong dollar has encouraged imports from Europe, Asia, and Latin America while diminishing exports, particularly in Japan. Non-Canadian U.S. softwood imports exceeded exports for the first time. Additionally, furniture manufacturing is moving overseas at an increasing pace, decreasing demand for North American hardwood.

Simonds has a high concentration of its wood business in the capital equipment and hardwood production segments of the industry. These two segments have been particularly hard hit during the industry slump.

The duration and permanence of these changes is difficult to gauge at this time.

METAL MARKET - The general manufacturing slowdown is the major influence in the metal bandsaw and file portion of the business. Volumes are off slightly from the third quarter rate and low double digit from a year ago in the fourth quarter. As the manufacturing economy is in its 16th straight month of contraction we are feeling the impact.



The strong dollar continues to strengthen the German manufacturers and hamper Simonds efforts to export product from the US.


FINANCIAL OUTLOOK
-----------------

Revenue for the fourth quarter will be off the third quarter rate by $3-4 million as a result of the market influences described above.

EBITDA before any one-time charges will be in the range of minus $.5 million to minus $1 million. Our continued focus is to manage cash, not reported earnings and we have been very aggressive at managing inventories at the expense of plant utilization.

We anticipate recording one-time charges in the fourth quarter for severance for executed and anticipated reductions in force, severance, moving and idle facilities lease cost for plant closures, environmental reserves for potential clean-up of our Newcomerstown, Ohio facility and a goodwill impairment charge. These charges will be approximately $8-9 million with $3-4 million requiring cash outlays. The anticipated cash requirement in 2002 is $2.6 million.

The 2002 cash outlays primarily support the permanent cost reduction program, which has a goal of $10M of cost takeout from the run rates in Q1 of this year. We are on track to be realizing these savings at a rate of $8 million in Q2 of 2002.

Our working capital management continues to provide cash to the business. Inventories will decline $1-2 million from the third quarter. The accounts receivables aging remains in good shape, days sales outstanding are in the low 50's.

We expect to end the year at $6-7 million of outstanding revolver with total debt of $110 million. We will have adequate availability for working capital needs cost reduction implementation. We expect to be out of compliance with our cash coverage ratio requirements and our ability to borrow to make the January 2nd bond payment is highly unlikely.


FINANCIAL RESTRUCTURING
-----------------------

As a result of our fourth quarter financial results and the lack of visibility on an economic turnaround in the manufacturing sector of the economy we have retained CSFB to assist us in restructuring our debt/capital structure to allow the company to emerge from the difficult economic times healthy and ready for growth.

We anticipate contacting the major bondholders individually through CSFB and meeting after the first of the year to propose a restructuring plan.